Elevation Series Trust 485BPOS

Exhibit 99(h)(12)

Disciplined Growth Investors FUND ADDENDUM DATED July, 8 2025
TO THE MASTER TRANSFER AGENCY AND SERVICES AGREEMENT (“AGREEMENT”)
BETWEEN ELEVATION SERIES TRUST AND PARALEL TEchnologies LLC

1.	Relationship to Agreement: Except as specifically set forth herein, defined terms used in this Fund Addendum shall have the meaning set forth in the Agreement. Upon executing this Fund Addendum, the Complex Advisor (as defined below) and the Fund(s) in the Fund Complex described herein shall be included in the terms and conditions of the Agreement as if the same had been an original party thereto, as applicable to the Fund(s) in the Fund Complex. In the event of a conflict between the terms set forth in this Fund Addendum and any terms set forth in the Agreement, the terms set forth in this Fund Addendum shall govern, but solely with respect to the Funds in the Fund Complex described herein.

2.	Fund Complex: The “Fund Complex“ includes each of the Fund(s) listed below. This Fund Addendum may be amended to add the Trust to the Fund Complex that are established as a series of the Trust subsequent to the date hereof for which Disciplined Growth Investors, Inc. (the “Complex Advisor”) serves as adviser.

●	The Disciplined Growth Investors Fund

3.	Start Date and Term: The term of this Fund Addendum shall begin as of the date set forth above (“Addendum Start Date”) and continue in effect with respect to the Fund Complex for a period of 3 years from the Addendum Start Date (the “Initial Term”). Following expiration of the Initial Term, this Fund Addendum shall continue in effect for successive periods of one year (each, a “Renewal Term” and collectively, with the Initial Term, a “Term”) unless otherwise terminated or a notice of non-renewal is given as set forth in the Agreement. This Fund Addendum may only be terminated at the end of a Term or as otherwise set forth in the Agreement. Any payment obligation of the Complex Advisor and/or Fund(s) under the Agreement and/or this Fund Addendum shall survive the termination of the Agreement and/or this Fund Addendum until such obligation is fulfilled.

4.	Fees and Expenses: The following fees are due and payable monthly to Paralel pursuant to Section 2 of the Agreement, payable out of the assets of each Fund, except that, for situations where the Complex Advisor is subject to a unitary fee arrangement with a Fund, the Complex Advisor will be primarily responsible for and agrees to make such payment of fees, charges and obligations due to Paralel pursuant to the Agreement and this Fund Addendum. However, in all situations, the Trust, on behalf of its Funds, acknowledges that the applicable Fund remains responsible for any fees, charges and obligations or other liabilities that the Complex Advisor fails to pay.

Fees: Each Fund in the Fund Complex will be charged the following fees. Fees are billable on a monthly basis at the rate of 1/12 of the annual fee, plus any additional fees applicable for that month. The full charge applies for a Subaccount in the month that an account opens or is active.

Subaccount Definition; A Subaccount is the collection of records that describe a single specific shareholder’s position in a single CUSIP (fund or class of fund). Therefore, a shareholder which has invested in two distinct funds, with investments in one class of one fund, and in three classes of the other fund, would represent four (4) Subaccounts.

Annual Base Fee: [Redacted]

Annual Active Subaccount Fee: [Redacted]

Annual Inactive/Closed Subaccount Fee: [Redacted]

Custodial Subaccount Fee: [Redacted]

Consolidated DTCC/NSCC Process and Banking Administration: [Redacted]

Out-of-Pocket Fees:

In addition, the Trust and the Funds agree to pay Paralel all out-of-pocket expenses incurred in connection to this Agreement, including, but not limited to, expenses for postage, express delivery services, freight charges, envelopes, banking, checks, TA SOC 1 (pro-rata), drafts, forms (continuous or otherwise), specially requested reports and statements, telephone calls, fax, stationery supplies, reasonable counsel fees, outside printing and mailing firms (including Broadridge, LLC), off-site record storage, media for storage of records (e.g., microfilm, microfiche, optical platters, computer tapes), computer equipment installed at the Trust’s request at the Trust’s or a third party’s premises, telecommunications equipment, telephone/telecommunication lines between the Trust and its agents, on one hand, and Paralel on the other, proxy soliciting, processing and/or tabulating costs, second-site backup computer facility, transmission of statement data for remote printing or processing, Depository Trust and Clearing Corporation (“DTCC”), National Securities Clearing Corporation (“NSCC”) transaction fees, if applicable, blue sky registration and related fees (including fees of any third party vendor), and any additional third-party expenses reasonably incurred by Paralel in the performance of its duties and obligations under this Agreement.

Any expenses will be paid to Paralel by the Trust at least 3 days prior to incursion if requested by Paralel.

5.	Additional Notice Addresses:

To Complex Adviser: Disciplined Growth Investors, Inc. Fifth Street Towers, Suite 2550 Minneapolis, Minnesota 54402 Attention: Rick Martin Email: [Redacted}

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Fund Addendum as of the day and year first above written.

ELEVATION SERIES TRUST A Delaware statutory trust

By:	/s/ Bradley Swenson
Name:	Bradley Swenson
Title:	President

PARALEL TECHNOLOGIES LLC A Delaware limited liability company

By:	/s/ Jeremy May
Name:	Jeremy May
Title:	Chief Executive Officer

DISCIPLINED GROWTH INVESTORS, INC. A Minnesota Corporation

By:	/s/ Rick Martin
Name:	Rick Martin
Title:	Chief Executive Officer